AGREEMENT

AGREEMENT dated as of April 20, 2007 (this “Agreement”), by and between Gerhard Brugger, a citizen of Germany (the “Licensor”), Sea Change Group, LLC, a New York limited liability company (“Sea Change”), and Alltrista Plastics Corporation, d/b/a Jarden Plastic Solutions, an Indiana corporation (“JPS”).

For good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, the parties agree as follows:

1.  Reference is made to that certain Amended and Restated License Agreement dated as of January 1, 2003 between the Licensor and Sea Change (the “Master License”), with respect to certain patents for the manufacture and sale of certain variable flow dispensers (the “Patents”). Reference is also made to the certain Sublicense Agreement, dated May 1, 2005 (the “Sublicense”), by and between Sea Change and Innopump, Inc., a Nevada corporation, d/b/a Versadial, Inc. (“Versadial”), relating to the rights of Sea Change under the Master License and sublicensing certain rights under the master License to Versadial.

2.  Sea Change hereby agrees that provided if JPS is not in any default in the performance or observance of any of its material covenants, obligations and agreements set forth in the Supply Agreement dated as of even date herewith (the “Supply Agreement”), by and between Versadial and JPS, and the Supply Agreement has been terminated by JPS in accordance with the terms of the Supply Agreement as the result of the default of Versadial thereunder, at JPS’ sole discretion, Sea Change agrees to assume the Supply Agreement, and JPS, following such assumption, shall continue to perform its obligations under the Supply Agreement for the benefit of Sea Change. Notwithstanding any such assumption by Sea Change, Sea Change shall not be liable or responsible for any of the obligations of Versadial under the Supply Agreement or the Amortization Agreement that existed prior to such assumption, except for any amounts owing by Versadial to JPS in respect of (x) the unamortized portion of the Tooling under the Amortization Agreement and (y) Products manufactured by JPS pursuant to Purchase Orders issued by Versadial under the Supply Agreement, which have not been paid for by Versadial. Such amounts, if any, shall be paid to JPS by allowing JPS to recoup such amounts, from future amounts owed by Sea Change with respect of Products shipped by JPS; provided that there shall be deducted from the amounts payable to JPS any royalty payments that would have been due to Sea Change under the Sublicense in respect of the sale of such Products. Upon the assumption of the Supply Agreement, Sea Change shall be subrogated to JPS’ claims against Versadial with respect to the unpaid amounts assumed by Sea Change pursuant to the immediately preceding sentence. The subrogation of such claims shall not limit any other rights of JPS against Versadial under the Supply Agreement with respect to any matter occurring prior to Sea Change’s assumption of the Supply Agreement.

3.  Notwithstanding anything set forth in Section 2 hereof, if Sea Change decides not to market and sell the Products JPS shall be entitled to continue manufacturing the Products under the grant of sub-license from Sea Change and assume the marketing and sale of the Products for the remainder of the Term of the Supply Agreement; provided that (i) JPS sells the Products to customers on the same cost structure that was being used by Versadial; (ii) JPS pays Sea Change the amount of the royalty that will have been payable to Sea Change by Versadial in respect of such future sales; and (iii) all other amounts received by JPS (including, without limitation, amounts that would have constituted profit margin to Versadial) shall be retained by JPS and credited to amounts owing under the Amortization Agreement; and provided, further, that after the amounts owing in respect of (x) the unamortized portion of the Tooling under the Amortization Agreement and (y) unpaid amounts in respect of Products manufactured for Versadial pursuant to Purchase Orders issued by Versadial under the Supply Agreement have been paid, all such additional amounts in the nature of profit margin shall be paid to Sea Change.

4.  The Licensor hereby agrees that, provided that JPS is not in any default of any of its material covenants, obligations or agreements set forth in the Supply Agreement, and the Supply Agreement has been terminated by JPS in accordance with the terms of the Supply Agreement as a result of a default by Versadial and/or Sea Change thereunder, and at JPS’ sole discretion, the Licensor or an entity controlled by the Licensor shall grant JPS the intellectual property rights necessary to manufacture in accordance with the Supply Agreement and the Licensor shall assume the Supply Agreement , and JPS, following such assumption, shall continue to perform its obligations under the Supply Agreement for the benefit of the Licensor or such entity. Notwithstanding any such assumption by the Licensor, that the Licensor shall not be liable or responsible for any of the obligations of Versadial or Sea Change under the Supply Agreement or the Amortization Agreement that existed prior to such assumption, except for any amounts owing by Versadial or Sea Change to JPS in respect of (x) the unamortized portion of the Tooling under the Amortization Agreement and (y) Products manufactured by JPS pursuant to Purchase Orders issued by Versadial or Sea Change under the Supply Agreement, which have not been paid for by Versadial or Sea Change. Such amounts, if any, shall be recouped from future amounts owed by the Licensor or such entity with respect to Products shipped by JPS; provided that there shall be deducted from the amounts payable to JPS any royalty payments that would have been due to Sea Change under the Sublicense in respect of the sale of such Products. Upon the assumption of the Supply Agreement, the Licensor shall be subrogated to JPS’ claims against Versadial or Sea Change with respect to the unpaid amounts assumed by the Licensor pursuant to the immediately preceding sentence. The subrogation of such claims shall not limit any other rights of JPS against Versadial or Sea Change under the Supply Agreement with respect to any matter occurring prior to the Licensor’s assumption of the Supply Agreement.

5.  If the Licensor or such entity does not intend to market and sell the Products during the then remaining Term of the Supply Agreement as contemplated by Section 4 hereof, JPS shall be entitled to continue manufacturing the Products and assume the marketing and sale of the Products until the amounts owing to JPS under the Amortization Agreement have been paid; provided that (i) JPS sells the Products to customers on the basis of the same cost structure that was being used by Versadial; (ii) JPS pay the Licensor the amount of the royalty that would have been payable to Sea Change by Versadial in respect of such future sales; and~~;~~ (iii) all other amounts received by JPS (including, without limitation, amounts that would have constituted profit margin to Versadial) shall be retained by JPS and credited to amounts owing under the Amortization Agreement; and provided, further, that after the amounts owing in respect of (x) the unamortized portion of the Tooling under the Amortization Agreement and (y) unpaid amounts in respect of Products manufactured by JPS, pursuant to Purchase Orders issued by Versadial or Sea Change under the Supply Agreement, have been paid, all such additional amounts in nature of the profit margin shall be payable to the Licensor.

6.  If the Licensor or an entity controlled by the Licensor assumes the Supply Agreement as contemplated by Section 4 hereof or JPS assumes the sales and marketing of the Products as contemplated by Section 5 hereof, the Licensor shall grant a license to JPS, on a non-exclusive basis, of the intellectual property rights necessary to manufacture the Products in accordance with the Supply Agreement for the remainder of the Term of the Supply Agreement.

7.  This Agreement may not be amended, modified or waived, except by an instrument in writing signed by each of the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees (which in the case of JPS, shall be limited to its permitted assignors under the Supply Agreement).

8.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any of its conflicts of law provisions which would result in the application of the laws of another jurisdiction.

9.  Capitalized terms used herein which are not defined in this Agreement, shall have the meanings herein which are given to such terms in the Supply Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of date first above written.

/s/ Gerhard Brugger
Gerhard Brugger

SEA CHANGE GROUP, LLC

By:/s/ Geoffrey Donaldson
Name: Geoffrey Donaldson
Title: Manager

ALLTISTRA PLASTICS CORPORATION
d/b/a JARDEN PLASTIC SOLUTIONS

By:/s/Chuck Villa
Name: Chuck Villa
Title: President